Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Jernigan Capital, Inc. on Forms S-8 (File No. 333-203185 and File No. 333-217637) and Form S-3 (File No. 333-212049) of our report dated February 26, 2018, with respect to the balance sheet, statement of operations, statements of members’ equity, and statement of cash flows of LR-Bayshore 1, LLC for the year ended December 31, 2017, included in Jernigan Capital, Inc.’s Annual Report on Form 10-K filed with the Securities & Exchange Commission on March 2, 2018.

/s/ FRAZEE IVY DAVIS, PLC

Memphis, TN

March 2, 2018